Exhibit 99.1

Horizon Technology Finance Announces First Quarter 2022 Financial Results

- Grew Portfolio Year over Year by 36% to Record $515 Million –

- Horizon Platform Ends Quarter with Record Committed Backlog of $172 Million,
Including Record $151 Million in HRZN Commitments -

- First Quarter 2022 Net Investment Income per Share of $0.26; NAV per Share of $11.68 -

- Debt Portfolio Yield of 12.4% -

- Declares Regular Monthly Distributions Totaling $0.30 per Share -

Farmington, Connecticut – May 3, 2022 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“HRZN”, “Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Highlights

•	Net investment income (“NII”) of $5.7 million, or $0.26 per share, compared to $6.0 million, or $0.31 per share for the prior-year period
•	Total investment portfolio of $515.0 million as of March 31, 2022
•	Net asset value of $280.0 million, or $11.68 per share, as of March 31, 2022
•	Annualized portfolio yield on debt investments of 12.4% for the quarter
•	HRZN funded 16 loans totaling $73.2 million
•	HRZN’s investment adviser, Horizon Technology Finance Management LLC (“HTFM”), originated $131.9 million through its lending platform (“Horizon Platform”), inclusive of the HRZN loans
•	Successfully raised $34.3 million in net proceeds in common stock offering
•	Raised total net proceeds of approximately $3.9 million with “at-the-market” (“ATM”) offering program
•	Increased commitment of senior secured debt facility by $100 million to enable its wholly-owned subsidiary to issue up to $200 million of secured notes
•	Experienced liquidity events from two portfolio companies
•	Cash of $14.5 million and credit facility capacity of $187.8 million as of March 31, 2022
•	Held portfolio of warrant and equity positions in 84 companies as of March 31, 2022
•	Undistributed spillover income of $0.47 per share as of March 31, 2022
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in July, August and September 2022

“We had a solid first quarter performance, particularly with respect to growing our investment portfolio as we surpassed the $500 million milestone,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “For the quarter, we generated NII of $0.26 per share as prepayments during the quarter were seasonally light, but we still generated a strong debt portfolio yield of over 12%. We also continued to successfully utilize the power of the ‘Horizon’ brand to drive another quarter of significant loan originations, while our committed backlog and pipeline of venture debt opportunities are at record levels, which we believe sets the stage for sustainable and significant growth in future quarters.”

“In addition, we finished the quarter maintaining HRZN’s strong credit profile, with nearly 96% of its portfolio 3-rated or better,” continued Mr. Pomeroy. “We also strengthened HRZN’s balance sheet through a successful equity offering and the expansion of its lending capacity, which should ensure HRZN’s ability to fund its committed backlog and the new transactions it is awarded from its large investment pipeline. In short, we believe HRZN remains well positioned to continue growing its portfolio and delivering compelling returns to its shareholders.”

First Quarter 2022 Operating Results

Total investment income for the quarter ended March 31, 2022 grew 7.5% to $14.2 million, compared to $13.2 million for the quarter ended March 31, 2021, primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended March 31, 2022 and 2021 was 12.4% and 15.2%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Total expenses for the quarter ended March 31, 2022 were $8.4 million, compared to $7.2 million for the quarter ended March 31, 2021. The increase was primarily due to a $0.7 million increase in interest expense and a $0.5 million increase in the base management fee.

Net investment income for the quarter ended March 31, 2022 was $5.7 million, or $0.26 per share, compared to $6.0 million, or $0.31 per share, for the quarter ended March 31, 2021.

For the quarter ended March 31, 2022, there was a slight net realized gain on investments, compared to net realized loss on investments of $5.2 million, or $0.27 per share, for the quarter ended March 31, 2021.

For the quarter ended March 31, 2022, net unrealized depreciation on investments was $2.3 million, or $0.10 per share, compared to net unrealized appreciation on investments of $5.2 million, or $0.27 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of March 31, 2022, the Company’s debt portfolio consisted of 50 secured loans with an aggregate fair value of $492.2 million. In addition, the Company’s total warrant, equity and other investments in 86 portfolio companies had an aggregate fair value of $22.8 million. Total portfolio investment activity for the three months ended March 31, 2022 and 2021 was as follows:

($ in thousands)	For the Three Months Ended March 31,
	2022	2021
Beginning portfolio	$458,075	$352,545

New debt investments	94,485	51,375

Principal payments received on investments	(2,095)	(4,667)

Early pay-offs	(12,050)	(19,465)

Accretion of debt investment fees	1,006	1,083

New debt investment fees	(925)	(480)

Proceeds from sale of investments	(21,280)	(873)

Net realized gain (loss) on investments	30	(4,719)

Net unrealized (depreciation) appreciation on investments	(2,237)	5,224

Ending portfolio	$515,009	$380,023

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of March 31, 2022 and December 31, 2021:

($ in thousands)	March 31, 2022			December 31, 2021
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	8	$102,783	20.9%	9	$104,863	24.0%
3	39	369,196	75.0%	34	322,084	73.6%
2	2	14,717	3.0%	1	3,470	0.8%
1	1	5,498	1.1%	1	6,900	1.6%
Total	50	$492,194	100.0%	45	$437,317	100.0%

As of March 31, 2022 and December 31, 2021, Horizon’s loan portfolio had a weighted average credit rating of 3.2, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal.

As of March 31, 2022, there was one debt investment with an internal credit rating of 1, with a cost of $11.9 million and a fair value of $5.5 million. As of December 31, 2021, there was one debt investment with an internal credit rating of 1, with a cost of $11.5 million and a fair value of $6.9 million.

Liquidity and Capital Resources

As of March 31, 2022, the Company had $80.0 million in available liquidity, consisting of $14.5 million in cash and money market funds, and $65.5 million in funds available under existing credit facility commitments.

As of March 31, 2022, there was $43.5 million in outstanding principal balance under our $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

Additionally, as of March 31, 2022, there was $93.8 million in outstanding principal balance under our $200 million senior secured debt facility with a large U.S.-based insurance company at an interest rate of 4.68%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of HRZN, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. The reinvestment period of the Notes ended July 15, 2021 and the maturity is September 15, 2027. As of March 31, 2022, the Notes had an outstanding principal balance of $58.2 million.

During the three months ended March 31, 2022, the Company sold 250,171 shares of common stock under its ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $3.9 million, including $0.1 million of offering expenses, from these sales.

As of March 31, 2022, the Company’s debt to equity leverage ratio was 90%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 211%.

Liquidity Events

During the quarter ended March 31, 2022, Horizon experienced liquidity events from two portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In February, LiquiGlide, Inc. prepaid its outstanding principal balance of $2.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

In February, Quip NYC, Inc. prepaid its outstanding principal balance of $10.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. HRZN continues to hold warrants in the company.

Net Asset Value

At March 31, 2022, the Company’s net assets were $280.0 million, or $11.68 per share, compared to $217.7 million, or $11.07 per share, as of March 31, 2021, and $245.3 million, or $11.56 per share, as of December 31, 2021.

For the quarter ended March 31, 2022, net increase in net assets resulting from operations was $3.5 million, or $0.16 per share, compared to a net increase in net assets resulting from operations of $6.0 million, or $0.31 per share, for the quarter ended March 31, 2021.

Stock Repurchase Program

On April 29, 2022, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2023 or the repurchase of $5.0 million of the Company's common stock. During the quarter ended March 31, 2022, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through March 31, 2022, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Recent Developments

On April 4, 2022, the Company funded a $0.3 million debt investment to an existing portfolio company, MacuLogix, Inc.

On April 11, 2022, the Company funded a $5.0 million debt investment to an existing portfolio company, Emalex Biosciences, Inc.

On April 12, 2022, the Company funded a $7.5 million debt investment to a new portfolio company, Native Microbials, Inc.

On April 18, 2022, the Company funded a $5.0 million debt investment to an existing portfolio company, NextCar Holding Company, Inc.

On April 19, 2022, the Company funded a $0.2 million debt investment to an existing portfolio company, MacuLogix, Inc.

On April 19, 2022, the Company funded a $0.2 million equity investment to an existing portfolio company, Castle Creek Biosciences, Inc.

On April 26, 2022, the Company funded a $12.5 million debt investment to a new portfolio company, KSQ Therapeutics, Inc.

On April 29, 2022, the Company funded a $7.5 million debt investment to an existing portfolio company, Soli Organic, Inc.

On April 29, 2022, the Company made a new debt investment of $26.0 million to Castle Creek Biosciences, Inc., an existing portfolio company (“Castle Creek”), which used the proceeds to prepay the Company’s $25.0 million debt investment in Castle Creek, as well as the end-of-term payment on the $25 million debt investment. After giving effect to the transactions, the Company holds a $26 million debt investment in Castle Creek, as well as warrants in Castle Creek.

Monthly Distributions Declared in Second Quarter 2022

On April 29, 2022, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of July, August and September 2022. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
June 16, 2022	June 17, 2022	July 15, 2022	$0.10
July 18, 2022	July 19, 2022	August 16, 2022	$0.10
August 17, 2022	August 18, 2022	September 15, 2022	$0.10
		Total:	$0.30

After paying distributions of $0.30 per share and earning net investment income of $0.26 per share for the quarter, the Company's undistributed spillover income as of March 31, 2022 was $0.47 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, May 4, 2022, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13728693. The Company recommends joining the call at least 10 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of HRZN is to maximize its investment portfolio’s return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Horizon Technology Finance Management LLC is headquartered in Farmington, Connecticut, with a regional office in Pleasanton, California, and investment professionals located in Portland, Maine, Austin, Texas, and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in HRZN’s filings with the Securities and Exchange Commission. HRZN undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	March 31,	December 31,
	2022	2021
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $511,607 and $452,387, respectively)	$515,009	$458,075
Controlled affiliate investments at fair value (cost of $1,400 and $1,450, respectively)	—	—
Total investments at fair value (cost of $513,007 and $453,837, respectively)	515,009	458,075
Cash	12,452	38,054
Investments in money market funds	2,011	7,868
Restricted investments in money market funds	1,515	1,359
Interest receivable	8,305	6,154
Other assets	2,252	2,450
Total assets	$541,544	$513,960

Liabilities
Borrowings	$250,501	$257,613
Distributions payable	7,193	6,365
Base management fee payable	785	706
Incentive fee payable	1,424	2,015
Other accrued expenses	1,652	1,926
Total liabilities	261,555	268,625

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 24,144,602 and 21,384,925 shares issued and 23,977,137 and 21,217,460 shares outstanding as of March 31, 2022 and December 31, 2021, respectively	25	22
Paid-in capital in excess of par	339,688	301,359
Distributable earnings	(59,724)	(56,046)
Total net assets	279,989	245,335
Total liabilities and net assets	$541,544	$513,960
Net asset value per common share	$11.68	$11.56

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2022	2021
Investment income
Interest income on investments
Interest income on non-affiliate investments	$13,853	$12,490
Interest income on affiliate investments	—	172
Total interest income on investments	13,853	12,662
Fee income
Fee income on non-affiliate investments	351	541
Fee income on affiliate investments	—	12
Total fee income	351	553
Total investment income	14,204	13,215
Expenses
Interest expense	3,424	2,715
Base management fee	2,244	1,771
Performance based incentive fee	1,424	1,501
Administrative fee	362	289
Professional fees	577	509
General and administrative	344	365
Total expenses	8,375	7,150
Net investment income before excise tax	5,829	6,065
Provision for excise tax	100	62
Net investment income	5,729	6,003
Net realized and unrealized (loss) gain
Net realized gain (loss) on non-affiliate investments	30	(5,208)
Net realized gain (loss) on investments	30	(5,208)
Net unrealized (depreciation) appreciation on non-affiliate investments	(2,287)	6,263
Net unrealized depreciation on non-controlled affiliate investments	—	(1,039)
Net unrealized appreciation on controlled affiliate investments	50	—
Net unrealized (depreciation) appreciation on investments	(2,237)	5,224
Net realized and unrealized (loss) gain	(2,207)	16
Net increase in net assets resulting from operations	$3,522	$6,019
Net investment income per common share	$0.26	$0.31
Net increase in net assets per common share	$0.16	$0.31
Distributions declared per share	$0.30	$0.30
Weighted average shares outstanding	21,904,160	19,366,581